Exhibit 4.1

AMENDMENT NO. 3 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of September 12, 2011, by and among Handy & Harman Group Ltd., a Delaware corporation (“Parent”), Handy & Harman, a New York corporation (“Handy”), OMG, Inc., a Delaware corporation (“OMG”), Camdel Metals Corporation, a Delaware corporation (“Camdel”), Canfield Metal Coating Corporation, a Delaware corporation (“Canfield”), Continental Industries, Inc., an Oklahoma corporation (“Continental”), Indiana Tube Corporation, a Delaware corporation (“Indiana Tube”), Lucas-Milhaupt, Inc., a Wisconsin corporation (“Lucas”), Micro-Tube Fabricators, Inc., a Delaware corporation (“Micro-Tube”), Maryland Specialty Wire, Inc., a Delaware corporation (“Maryland Wire”), Handy & Harman Tube Company, Inc., a Delaware corporation (“H&H Tube”), Handy & Harman Electronic Materials Corporation, a Florida corporation (“H&H Electronic”), Ocmus, Inc., formerly known as Sumco Inc., an Indiana corporation (“Ocmus”), OMG Roofing, Inc., a Delaware corporation (“OMG Roofing”), OMNI Technologies Corporation of Danville, a New Hampshire corporation (“OMNI”), Bairnco Corporation, a Delaware corporation (“Bairnco”), Arlon LLC, a Delaware limited liability company, formerly known as Arlon, Inc. (“Arlon”), Arlon Viscor Ltd., a Texas limited partnership (“Arlon Viscor”), Arlon Signtech, Ltd., a Texas limited partnership (“Arlon Signtech”), Kasco Corporation, a Delaware corporation (“Kasco”), Southern Saw Acquisition Corporation, a Delaware corporation (“Southern” and together with Parent, Handy, OMG, Camdel, Canfield, Continental, Indiana Tube, Lucas, Micro-Tube, Maryland Wire, H&H Tube, H&H Electronic, Ocmus, OMG Roofing, OMNI, Bairnco, Arlon, Arlon Viscor, Arlon Signtech and Kasco, individually each, a “Borrower” and collectively, “Borrowers”), Handy & Harman of Canada, Limited, an Ontario corporation (“H&H Canada”), Handy & Harman International, Ltd., a Delaware corporation (“H&H International”), ele Corporation, a California corporation (“ele”), Alloy Ring Service Inc., a Delaware corporation (“Alloy”), Daniel Radiator Corporation, a Texas corporation (“Daniel”), H&H Productions, Inc., a Delaware corporation (“H&H Productions”), Handy & Harman Automotive Group, Inc., a Delaware corporation (“H&H Auto”), Handy & Harman Peru, Inc., a Delaware corporation (“H&H Peru”), KJ-VMI Realty, Inc., a Delaware corporation (“KVR”), Pal-Rath Realty, Inc., a Delaware corporation (“Pal-Rath”), Platina Laboratories, Inc., a Delaware corporation (“Platina”), Sheffield Street Corporation, a Connecticut corporation (“Sheffield”), SWM, Inc., a Delaware corporation (“SWM”), Willing B Wire Corporation, a Delaware corporation (“Willing”), The 7 Orne Street Nominee Trust, a Massachusetts nominee trust (“Orne Street Trust”), The 28 Grant Street Nominee Trust, a Massachusetts nominee trust (“28 Grant Street Trust”), 20 Grant Street Nominee Trust, a Massachusetts nominee trust (“20 Grant Street Trust”), Arlon Partners, Inc., a Delaware corporation (“Arlon Partners”), Arlon MED International LLC, a Delaware limited liability company (“Arlon MED”), Arlon Adhesives & Films, Inc., a Texas corporation (“Arlon Adhesives”), Kasco Mexico LLC, a Delaware limited liability company (“Kasco Mexico”), Atlantic Service Company, Limited, an Ontario corporation (“Atlantic” and together with H&H Canada, H&H International, ele, Alloy, Daniel, H&H Productions, H&H Auto, H&H Peru, KVR, Pal-Rath, Platina, Sheffield, SWM, Willing, Orne Street Trust, 28 Grant Street Trust, 20 Grant Street Trust, Arlon Partners, Arlon MED, Arlon Adhesives and Kasco Mexico, individually each, a “Guarantor”, and collectively, “Guarantors”), Wells Fargo Bank, National Association, a national banking association, successor by merger to Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for the financial institutions party thereto as lenders (in such capacity, together with its successors and assigns, “Agent”), and the financial institutions party thereto as lenders (collectively, “Lenders”).

W I T N E S S E T H:

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and provided and may hereafter make and provide loans, advances and other financial accommodations to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated October 15, 2010, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of May 10, 2011, and Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of August 5, 2011, among Agent, Lenders, Borrowers and Guarantors (as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement, and Agent and Lenders are willing to make such amendments, subject to terms and conditions set forth herein; and

WHEREAS, by this Amendment, Borrowers, Guarantors, Agent and Lenders desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

1.  Definitions.

(a)  Additional Definitions.  As used herein, the following terms shall have the following meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following:

(i)   “Amendment No. 3” shall mean Amendment No. 3 to Amended and Restated Loan and Security Agreement by and among Borrowers, Guarantors, Agent and Lenders.

(ii)   “Amendment No. 3 Effective Date” shall mean the first date on which all of the conditions precedent to the effectiveness of Amendment No. 3 shall have been satisfied or shall have been waived by Agent.

(iii)   “Cash Dominion Event” shall mean a period either (a) commencing on the date that an Event of Default shall exist or have occurred and be continuing and ending on the date that such Event of Default ceases to exist or be continuing or (b) commencing on the date that Excess Availability has fallen below $25,000,000 as calculated by Agent hereunder and ending on the date that Excess Availability has been greater than $25,000,000 for any thirty (30) consecutive day period thereafter.  Notwithstanding anything to the contrary contained herein, except as Agent and Required Lenders may otherwise agree in writing, a Cash Dominion Event may no longer be terminated following the third (3rd) such termination in any twelve (12) consecutive month period or the sixth (6th) such termination during the term of this Agreement.

(b)  Amendments to Definitions.

(i)   Applicable Margin.  The definition of “Applicable Margin” in Section 1.8 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.8  ‘Applicable Margin’ shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Prime Rate Margin		Applicable Eurodollar Rate Margin
		Revolving Loans	Term Loans	Revolving Loans	Term Loans
I	Greater than $25,000,000	0.25%	1.00%	2.25%	3.00%
II	Equal to or less than $25,000,000 but greater than $15,000,000	0.50%	1.25%	2.50%	3.25%
III	Equal to or less than $15,000,000	0.75%	1.50%	2.75%	3.50%

provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter commencing on or about October 1, 2011) and shall remain in effect until adjusted for the next fiscal quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each fiscal quarter based on the Quarterly Average Excess Availability for the immediately preceding fiscal quarter, and (iii) the Applicable Margin from the Amendment No. 3 Effective Date through the fiscal quarter ending on or about September 30, 2011 shall be the amount set forth in Tier I above.  In the event that at any time after the end of a fiscal quarter the Quarterly Average Excess Availability for such fiscal quarter used for the determination of the Applicable Margin is different than the actual amount of the Quarterly Average Excess Availability for such fiscal quarter as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Quarterly Average Excess Availability, the Applicable Margin for such prior fiscal quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any difference in the amount of interest for the applicable period as a result of such recalculation shall be, in the case of additional interest to be paid, promptly paid to Agent, or in the case of excess interest paid, reimbursed to Borrowers.  The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

(ii)   Permitted Acquisitions.  The definition of “Permitted Acquisitions” in Section 1.126 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.126  ‘Permitted Acquisition’ shall mean any Acquisition by a Borrower or any Subsidiary of a Borrower to the extent that each of the following conditions shall have been satisfied:

(a)  the Borrowers shall have furnished to the Agent at least 10 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Agent, such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of Parent and its Subsidiaries after the consummation of such Acquisition, which shall be in a form consistent with past practices, (iii) historical financial statements relating to the business or Person to be acquired evidencing positive EBITDA on a pro forma basis for the four (4) fiscal quarter period most recently ended prior to the date of such Acquisition, (iv) a certificate of the chief financial officer of Parent, demonstrating on a pro forma basis compliance with all covenants set forth in Section 9.17 hereof as if the consummation of such Acquisition occurred on the first day of the test period for each of the covenants set forth in Section 9.17, which shall be in a form consistent with past practices, and (v) copies of such other agreements, instruments or other documents as the Agent shall reasonably request;

(b)  the agreements, instruments and other documents referred to in paragraph (a) of this definition shall provide that (i) neither Borrowers nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers, except for: (A) obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property, and (B) any other Indebtedness that Agent otherwise expressly consents to in writing after its review of the terms of the proposed Acquisition, and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Liens permitted under Section 9.8 hereof (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(c)  such Acquisition shall be effected in such a manner so that the acquired Capital Stock or assets are owned either by a Borrower or a Subsidiary of a Borrower and, if effected by merger, consolidation or amalgamation involving a Borrower, such Borrower shall be the continuing or surviving Person;

(d)  any such Subsidiary (other than any such Subsidiary organized outside of the United States or Canada) and its equityholders shall execute and deliver the agreements, instruments and other documents required by Agent pursuant to Section 9.18 hereof to grant Agent a valid and perfected Lien on the assets and Capital Stock of such Subsidiary, which Lien shall be prior to all other Liens;

(e)  as of the date of any such acquisition and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing;

(f)  the average Excess Availability for the thirty (30) day period immediately preceding the date of any such acquisition shall not be less than $15,000,000;

(g)  as of the date of any such acquisition and immediately after giving effect thereto, Excess Availability shall not be less than $15,000,000; and

(h)  in no event shall any Accounts or Inventory acquired pursuant to an Acquisition be deemed to be Eligible Accounts or Eligible Inventory until Agent shall have conducted due diligence with respect thereto that is satisfactory to Agent and then only to the extent that the criteria for Eligible Accounts and Eligible Inventory are satisfied with respect thereto.”

(iii)   Revolving Loan Limit.  The definition of “Revolving Loan Limit” in Section 1.161 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.161 ‘Revolving Loan Limit’ shall mean, at any time, the amount equal to $110,000,000, less the outstanding aggregate principal amount of the Term Loans at such time.”

(iv)   Specified Transaction Conditions.  The definition of “Specified Transaction Conditions” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Specified Transaction Conditions’ shall mean, with respect to any of the Specified Transactions, the following conditions:

(a)  as of the date of any such Specified Transaction and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing;

 (b)  the average Excess Availability for the thirty (30) day period immediately preceding the date of any such Specified Transaction shall not be less than $15,000,000; and

(c)  as of the date of any such Specified Transaction and immediately after giving effect thereto, Excess Availability shall not be less than $15,000,000.

Prior to undertaking any Specified Transaction the permissibility of which is subject to satisfaction of the Specified Transaction Conditions, Administrative Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that the applicable conditions contained in this definition have been satisfied.”

(v)   Specified Transaction Limit.  The definition of “Specified Transaction Limit” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Specified Transaction Limit’ shall mean, for the period from the Amendment No. 3 Effective Date through and including the Termination Date, the amount of $35,000,000; provided, that, on the Term Loan A Effective Date (as defined in the Term B Loan Agreement), such amount shall be increased by the original principal amount of the Term Loan A (as defined in the Term B Loan Agreement) made on such date, provided, further, that, in no event shall such amount be increased to an amount in excess of  $60,000,000.”

(vi)   Specified Transactions.  The definition of “Specified Transactions” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Specified Transactions’ shall mean, collectively, the following: (a) the payment of any Subordinated Noteholder Indebtedness contemplated by Section 9.9(g)(iv) hereof in accordance with the terms of the Subordinated Noteholder Intercreditor Agreement, (b) the redemption, retirement, defeasance, purchase or other acquisition of any Subordinated Noteholder Indebtedness contemplated by Section 9.9(g)(v)(B) hereof in accordance with the terms of the Subordinated Noteholder Intercreditor Agreement, (c) the repayment of the Indebtedness contemplated by Section 9.9(k) hereof, (d) the making of any of the loans or investments contemplated by Sections 9.10(k), 9.10(m) and 9.10(o) hereof, (e) the repayment of the loan contemplated by Section 9.10(p) hereof, (f) the payment of any dividends or the redemption or repurchase of any Capital Stock contemplated by Sections 9.11(d) and 9.11(e) hereof, and (g) any other payment or action the permissibility of which is subject to the satisfaction of the ‘Specified Transaction Conditions’.”

(vii)   Subordinated Noteholder Intercreditor Agreement.  The definition of “Subordinated Noteholder Intercreditor Agreement” in Section 1.173 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.173  ‘Subordinated Noteholder Intercreditor Agreement’ shall mean the Intercreditor and Subordination Agreement, dated October 15, 2010, as amended by Amendment No. 1 to Intercreditor and Subordination Agreement, dated as of August 5, 2011, and Amendment No. 2 to Intercreditor and Subordination Agreement, dated as of the Amendment No. 3 Effective Date, by and among Agent, Term B Loan Agent and Subordinated Note Trustee, as acknowledged and agreed by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.”

(viii)   Term B Loan Agreement.  The definition of “Term B Loan Agreement” in Section 1.182 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.182 ‘Term B Loan Agreement’ shall mean the Amended and Restated Loan and Security Agreement, dated as of the Amendment No. 3 Effective Date, by and among Term B Loan Agent, Term B Loan Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced in a manner not prohibited by the Term B Loan Intercreditor Agreement.”

(ix)   Term B Loan Intercreditor Agreement.  The definition of “Term B Loan Intercreditor Agreement” in Section 1.185 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.185 ‘Term B Loan Intercreditor Agreement” shall mean the Intercreditor Agreement, dated October 15, 2010, as amended by Amendment No. 1 to Intercreditor Agreement, dated as of the Amendment No. 3 Effective Date, by and between Agent and Term B Loan Agent, as acknowledged and agreed by Borrowers and Guarantors, as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.”

(x)   WHX Intercreditor Agreement.  The definition of “WHX Intercreditor Agreement” in Section 1.201 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.201 ‘WHX Intercreditor Agreement” shall mean the Intercreditor and Subordination Agreement, dated October 15, 2010, as amended by Amendment No. 1 to Intercreditor and Subordination Agreement, dated as of the Amendment No. 3 Effective Date, by and among Agent, Term B Loan Agent and WHX, as acknowledged and agreed to by Borrowers and Guarantors, as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.”

(c)  Interpretation.  Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

2.  Letter of Credit Fees.  Section 2.2(b) of the Loan Agreement is hereby amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

“In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) letter of credit fronting and negotiation fees of one quarter of one (.25%) percent per annum and the customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, any Letters of Credit Accommodations.”

3.  Collection of Accounts.  Section 6.3(a) of the Loan Agreement is hereby amended by deleting the third and fourth sentences of such Section in their entirety and replacing them with the following:

“Each Borrower and Guarantor agrees that all payments made to such Blocked Accounts upon the occurrence and during the continuance of a Cash Dominion Event (and at all times prior to the receipt by Agent of the Deposit Account Control Agreements referred to in the immediately preceding sentence) or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.  Without limiting any other rights of Agent or Lenders hereunder or under any of the other Financing Agreements, Agent may, at its option at any time that a Cash Dominion Event shall have occurred and be continuing, instruct the depository banks at which any Blocked Account is maintained to transfer all available funds received or deposited into such Blocked Account to the Agent Payment Account; provided, that, until the receipt by Agent, in form and substance satisfactory to Agent, of Deposit Account Control Agreements by and among Wells Fargo, Agent, Term B Loan Agent and each applicable Borrowing Base Party with respect to the Blocked Accounts of Borrowing Base Parties maintained at Wells Fargo, duly authorized, executed and delivered by Agent, Term B Loan Agent and each applicable Borrowing Base Party, Agent shall instruct Wells Fargo to continue to transfer all available funds received or deposited into such Blocked Accounts on a daily basis to the Agent Payment Account.  With respect to the disbursement accounts (but not any Blocked Accounts or any collection accounts) of Borrowing Base Parties, Agent will only instruct the depository banks at which such disbursement accounts are maintained to transfer funds deposited into such disbursement accounts to the Agent Payment Account at any time that a Cash Dominion Event shall exist or have occurred and be continuing.”

4.  Inventory Covenants.  Section 7.3 of the Loan Agreement is hereby amended by deleting clause (d) of such Section in its entirety and replacing it with the following:

“(d)  upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period (or no more than two (2) times in any twelve (12) month period if Excess Availability is less than $25,000,000), but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely;”.

5.  Representations and Warranties.

(a)  Existence, Power and Authority.  Section 8.1 of the Loan Agreement is hereby amended by deleting clause (d) of such Section in its entirety and replacing it with the following:

“(d)  will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor, except for liens in favor of Agent, Term B Loan Agent, Subordinated Note Trustee and WHX.”

(b)  Solvency.  Section 8.12 of the Loan Agreement is hereby amended by deleting subsection (d) of such Section in its entirety and replacing it with the following:

“(d)  Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations and the obligations of such Borrower and Guarantor under the Term B Loan Financing Agreements, the Subordinated Note Documents and the WHX Subordinated Note Documents, the security interests of Agent, Term B Loan Agent, Subordinated Note Trustee and WHX and the other transactions contemplated hereunder and under the Term B Loan Financing Agreements, the Subordinated Note Documents and the WHX Subordinated Note Documents.”

6.  Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Section 9.7(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)  merge into or with or consolidate or amalgamate with any other Person or permit any other Person to merge into or with or consolidate or amalgamate with it, except that (x) any Subsidiary of Parent may merge with and into or consolidate or amalgamate with any other Subsidiary of Parent, and (y) any Subsidiary of Parent may merge with and into or consolidate or amalgamate with any other Person in connection with a Permitted Acquisition, provided, that, each of the following conditions is satisfied as determined by Agent in good faith: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge, consolidate or amalgamate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging, consolidating or amalgamating, which person will be the surviving entity, the locations of the assets of the persons that are merging, consolidating or amalgamating, and the material agreements and documents relating to such merger, consolidation or amalgamation, (ii) Agent shall have received such other information with respect to such merger, consolidation or amalgamation as Agent may reasonably request, (iii) as of the effective date of the merger, consolidation or amalgamation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (v) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith, (vi) in any merger, consolidation or amalgamation involving a Borrower or Guarantor, the surviving entity of such merger, consolidation or amalgamation shall be such Borrower or Guarantor, and in any merger, consolidation or amalgamation involving a Person that is not a Subsidiary of Parent, the surviving entity of such merger, consolidation or amalgamation shall become a Subsidiary of Parent, and (vii) in no event shall any Accounts or Inventory acquired by a Borrower pursuant to a merger, consolidation or amalgamation be deemed to be Eligible Accounts or Eligible Inventory until Agent shall have conducted due diligence with respect thereto that is satisfactory to Agent and then only to the extent that the criteria for Eligible Accounts and Eligible Inventory are satisfied with respect thereto;”.

7.  Indebtedness.

(a)  Section 9.9(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b)  purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $10,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;”.

(b)  Section 9.9(f) of the Loan Agreement is hereby amended by deleting clause (i) of such Section in its entirety and replacing it with the following:

“(i)  the aggregate principal amount of such Indebtedness shall not exceed $85,000,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory;”.

(c)  Section 9.9(g) of the Loan Agreement is hereby amended by (i) deleting “and” appearing at the end of clause (v) of such Section and (ii) inserting the following immediately after clause (vi) of such Section:

“ and (vii) notwithstanding anything to the contrary set forth herein, all or any portion of the Subordinated Noteholder Indebtedness may be converted into Capital Stock of WHX, so long as (A) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments, estoppels and other agreements from all third persons (including without limitation Subordinated Note Trustee, the Subordinated Noteholders, Term B Loan Agent and/or Term B Loan Lenders) which Agent may deem necessary with respect to such conversion, and (B) Agent shall have received, in form and substance satisfactory to Agent, true and correct copies of all of the agreements, documents and instruments relating to such conversion, in each case duly authorized, executed and delivered by the parties thereto;”.

(d)  Section 9.9(h) of the Loan Agreement is hereby amended by deleting clause (iv) of the proviso to such Section in its entirety and replacing it with the following:

“(iv) Borrowers and Guarantors may only make mandatory payments or prepayments of principal and payments of interest, fees, expenses and indemnities, if any, in respect of such Indebtedness as permitted in Sections 9.9(g), (k) or (m) hereof, as applicable, subject (in the case of the Indebtedness permitted in Section 9.9(g) hereof) to the terms of the Subordinated Noteholder Intercreditor Agreement and subject (in the case of the Indebtedness permitted in Section 9.9(k) hereof) to the terms of the WHX Intercreditor Agreement;”.

(e)  Section 9.9(k) of the Loan Agreement is hereby amended by (A) deleting each reference to “the WHX Subordination Agreement” and replacing it with “the WHX Intercreditor Agreement” and (B) deleting clause (iv) of such Section in its entirety and replacing it with the following:

“(iv)  Borrowers and Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that: (A) Borrowers and Guarantors may make regularly scheduled non-cash capitalized interest payments in respect of such Indebtedness in accordance with the terms of the WHX Subordinated Note Documents in the form of additional indebtedness having substantially the same terms, and (B) Borrowers and Guarantors may make payments and prepayments in respect of such Indebtedness on and after the Amendment No. 3 Effective Date so long as (1) the Specified Transaction Conditions have been satisfied, and (2) the amount of any such payment or prepayment shall not cause the aggregate outstanding amount of all Specified Transactions to exceed the Specified Transaction Limit,”.

(f)  Section 9.9(n) of the Loan Agreement is hereby amended by deleting the reference to “outside of the United States, Canada and Mexico” and replacing it with “outside of the United States and Canada”.

8.  Loans, Investments, Etc.

(a)  Section 9.10(b) of the Loan Agreement is hereby amended by deleting clause (i) of the proviso to such Section in its entirety and replacing it with the following:

“(i) if a Cash Dominion Event shall exist or shall have occurred and be continuing, no Loans are then outstanding, and”.

(b)  Section 9.10(g) of the Loan Agreement is hereby amended by deleting clause (iii) of the proviso to such Section in its entirety and replacing it with the following:

“(iii) as to loans by a Borrower to a Guarantor, as of the date of any such loan and after giving effect thereto, (A) no Event of Default shall exist or have occurred and be continuing, and (B) the aggregate outstanding amount of all loans by Borrowers to H&H Canada and Atlantic from and after the Amendment No. 3 Effective Date shall not exceed $3,500,000 at any time;”.

(c)  Section 9.10(j) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(j) an unsecured loan made by Handy to WHX prior to the date hereof in the amount of $13,100,000, the proceeds of which were used by WHX solely to make a contribution to the WHX Plan, and other unsecured loans made by any Borrower to WHX on or after the date hereof, the proceeds of which other loans shall be used by WHX solely to make contributions to the WHX Plan, provided, that, (i) the amount of any such other loan shall not exceed the amount required to be contributed to the WHX Plan as of the date such other loan is made, (ii) within thirty (30) days after the end of each fiscal month, Handy shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of all of such loans as of the last day of the immediately preceding month and indicating any payments received during the immediately preceding month, (iii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument unless the single original of such note or other instrument shall be promptly delivered to Agent to hold as part of the Collateral, with such endorsements and/or assignments by WHX as Agent may require, (iv) as of the date any such other loan is made and after giving effect thereto, the Borrower making such loan shall be Solvent, (v) as of the date of any such other loan made and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vi) the average Excess Availability for the thirty (30) consecutive days immediately preceding the date any such other loan is made shall not have been less than $15,000,000, and (vii) on the date of any such other loan is made and after giving effect thereto, Excess Availability shall not be less than $15,000,000;”.

(d)  Section 9.10(k) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(k)  unsecured loans by any Borrower to WHX after the date hereof for purposes other than those described in Section 9.10(j) hereof, provided, that, (i) the Specified Transaction Conditions shall have been satisfied, (ii) the aggregate outstanding principal amount of such loans made during any fiscal year (after giving effect to any repayments during such fiscal year of such loans made during such fiscal year) shall not exceed $3,500,000 for such fiscal year, provided, that, notwithstanding the foregoing, the aggregate outstanding principal amount of such loans made during any fiscal year (after giving effect to any repayments during such fiscal year of such loans made during such fiscal year) may exceed $3,500,000 in a fiscal year so long as (A) with respect to any such loans made in such fiscal year (after giving effect to any repayments during such fiscal year of such loans made during such fiscal year) in which the aggregate outstanding principal amount is in excess of $3,500,000 in such fiscal year, the Specified Transaction Conditions have been satisfied, and (B) the aggregate outstanding principal amount of any such loans made in excess of $3,500,000 in any fiscal year (after giving effect to any repayments during such fiscal year of such loans made during such fiscal year) shall not cause the aggregate outstanding amount of all Specified Transactions to exceed the Specified Transaction Limit, (iii) within thirty (30) days after the end of each fiscal month, Administrative Borrower shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any payments received during the immediately preceding month, (iv) the Indebtedness arising pursuant to such loans shall not be evidenced by a promissory note or other instrument unless the single original of such note or other instrument shall be promptly delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by such Borrower as Agent may require, (v) as of the date any such loans are made and immediately after giving effect thereto, such Borrower shall be Solvent, and (vi) such loans shall be repaid in full on or before the Termination Date;”.

(e)  Sections 9.10(m) through 9.10(p) of the Loan Agreement are hereby amended by deleting such Sections in their entirety and replacing them with the following:

“(m)  equity investments of Borrowers and Guarantors in Subsidiaries located in China in an amount necessary to repay the Indebtedness of such Subsidiaries; provided, that, (i)   the Specified Transaction Conditions have been satisfied; (ii)   the aggregate amount of such investments outstanding at any time shall not exceed $7,000,000 at any time, provided, that, notwithstanding the foregoing, the aggregate amount of such investments outstanding at any time may exceed $7,000,000 so long as (A) with respect to any such outstanding investments in excess of $7,000,000, the Specified Transaction Conditions have been satisfied, and (B) the outstanding amount of any such investments in excess of $7,000,000 shall not cause the aggregate outstanding amount of all Specified Transactions to exceed the Specified Transaction Limit, (iii)   such equity investments are made from the proceeds of the Revolving Loans, (iv)   the amount of the Indebtedness repaid from the proceeds of such equity investments is re-borrowed by such Subsidiaries located in China within seven (7) days after such equity investments are made, and    (v)   upon the incurrence of such new Indebtedness, the proceeds of such Indebtedness shall be used to repay such equity investments, and such proceeds shall be applied to repay the Revolving Loans borrowed to make such equity investments;

(n)  any Borrower or Guarantor may make an investment in any other Borrower or any Guarantor;

(o)  investments in one or more Subsidiaries of Parent organized outside of the United States and Canada that is not a Borrower or Guarantor; provided, that, (i) the Specified Transaction Conditions have been satisfied; and (ii) the aggregate amount of all such investments outstanding at any time shall not exceed $3,000,000, provided, that, notwithstanding the foregoing, the aggregate amount of such investments outstanding at any time may exceed $3,000,000 so long as (A) with respect to any such outstanding investments in excess of $3,000,000, the Specified Transaction Conditions have been satisfied, and (B) the outstanding amount of any such investments in excess of $3,000,000 shall not cause the aggregate outstanding amount of all Specified Transactions to exceed the Specified Transaction Limit; and

(p)  the repayment by any Borrower or Guarantor of intercompany loans made to such Borrower or Guarantor by Protechno France; provided, that, (i) the Specified Transaction Conditions have been satisfied, and (ii) the aggregate amount of such repayments shall not exceed $600,000, provided, that, notwithstanding the foregoing, the aggregate amount of such repayments may exceed $600,000 so long as (A) with respect to any such repayments in excess of $600,000, the Specified Transaction Conditions have been satisfied, and (B) the amount of any such repayments in excess of $600,000 shall not cause the aggregate outstanding amount of all Specified Transactions to exceed the Specified Transaction Limit.”

9.  Transactions with Affiliates.

(a)  Section 9.12(a) of the Loan Agreement is hereby amended by deleting clause (i) of such Section in its entirety and replacing it with the following:

“(a)  purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of or pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person, except that (i) H&H International may sell or otherwise dispose of all of the issued and outstanding shares of Capital Stock in Indiana Tube Denmark to WHX in accordance with the terms of Section 9.7(b)(v) hereof, and (ii) Borrowers and Guarantors may engage in sale and leaseback transactions with Steel Partners II, L.P. or its Affiliates with respect to the Real Property or Precious Metals Inventory owned by the applicable Borrower or Guarantor so long as (A) the conditions set forth in Sections 9.7(b)(vi), 9.7(b)(vii) and 9.7(b)(x) hereof, as applicable, have been satisfied with respect to any such transaction, and (B) any such transaction shall be upon fair and reasonable terms no less favorable to the applicable Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; or”.

(b)  Section 9.12(b) of the Loan Agreement is hereby amended by deleting clause (i) of such Section in its entirety and replacing it with the following:

“(i)  reasonable compensation for services rendered to such Borrower or Guarantor for officers, employees and directors in the ordinary course of business either (A) paid directly to such officers, employees or directors or (B) to an Affiliate of such Borrower or Guarantor which provides the services of such officers, employees or directors, so long as, in the case of this clause (B), such arrangements are upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person;”.

(c)  Section 9.12(b) of the Loan Agreement is hereby further amended by (A) deleting “and” appearing at the end of clause (iv) of such Section and (B) deleting clause (v) of such Section in its entirety and replacing it with the following:

“(v)  payments by any such Borrower or Guarantor to Parent or any Affiliate of Parent for management, transaction and related fees, or other services made pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be), which services would be required by such Borrower or Guarantor to operate such Borrower’s or Guarantor’s business whether or not such services were provided by an Affiliate of Parent, and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; and

(vi)  any indemnity provided in the ordinary course of business on behalf of any officers, directors, employees, shareholders or any other Affiliate of such Borrower or Guarantor in connection with the transactions permitted by Section 9.12(b)(v) hereof.”

10.  Financial Covenants

(a)  Minimum EBITDA.  Section 9.17(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)  EBITDA.  At all times that Excess Availability is less than $20,000,000, Parent and its Subsidiaries shall not permit EBITDA of Parent and its Subsidiaries (other than the Specified Subsidiaries), on a consolidated basis, for the most recently ended period of twelve (12) consecutive fiscal months for which Agent has received financial statements of Parent and its Subsidiaries, to be less than $45,000,000.”

(b)  Fixed Charge Coverage Ratio.  Section 9.17(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b)  Fixed Charge Coverage Ratio.  At all times that Excess Availability is less than $20,000,000, Parent and its Subsidiaries shall not permit the Fixed Charge Coverage Ratio for Parent and its Subsidiaries (other than the Specified Subsidiaries), on a consolidated basis, for the most recently ended period of twelve (12) consecutive fiscal months for which Agent has received financial statements of Parent and its Subsidiaries, to be less than 1.0 to 1.0.”

11.  Term.  Section 13.1 of the Loan Agreement is hereby amended by deleting the reference to “June 28, 2013” and replacing it with “July 1, 2013”.

12.  Amendment Fee.  In addition to all other fees payable by Borrowers and Guarantors to Agent and Lenders under the Loan Agreement and the other Financing Agreements, in consideration of this Amendment, Borrowers shall pay to Agent, for the account of the Lenders (to the extent and in accordance with the arrangements between Agent and each Lender), an amendment fee in the amount of $100,000, which fee shall be fully earned as of and payable on the Amendment No. 3 Effective Date, and  Agent may, at its option, charge such fee to the loan account of any Borrower maintained by Agent.

13.  Precious Metals Creditor Agreement.  Borrowers and Guarantors acknowledge and agree that, as of the Amendment No. 3 Effective Date, Agent has not received a Precious Metals Creditor Agreement and therefore, neither the Eligible Consignment Conditions nor the conditions set forth in Section 9.9(j) of the Loan Agreement have been satisfied as the Amendment No. 3 Effective Date.

14.  Conditions Precedent.  The provisions contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)  Agent shall have received this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and all of the Lenders;

(b)  Agent shall have received, in form and substance satisfactory to Agent, (i) a modification with respect to the Mortgage by Indiana Tube in favor of Agent with respect to the Real Property located in Evansville, Indiana, and (ii) a modification with respect to the Mortgage by Handy in favor of Agent with respect to the Real Property located in Fairfield, Connecticut, in each case providing for, among other things, the extension of the Termination Date as contemplated by this Amendment, and such other matters as Agent may request;

(c)  Agent shall have received, in form and substance satisfactory to Agent, Amendment No. 1 to the Term B Loan Intercreditor Agreement, duly authorized, executed and delivered by Term B Loan Agent and acknowledged and agreed to by Borrowers and Guarantors;

(d)  Agent shall have received, in form and substance satisfactory to Agent, Amendment No. 2 to the Subordinated Noteholder Intercreditor Agreement, duly authorized, executed and delivered by Term B Loan Agent and Subordinated Note Trustee and acknowledged and agreed to by Borrowers and Guarantors;

(e)  Agent shall have received, in form and substance satisfactory to Agent, Amendment No. 1 to the WHX Intercreditor Agreement, duly authorized, executed and delivered by WHX and Term B Loan Agent and acknowledged and agreed to by Borrowers and Guarantors;

(f)  Agent shall have received, in form and substance satisfactory to Agent, (i) true, correct and complete copies of the Term B Loan Financing Agreements, duly authorized, executed and delivered by the parties thereto, and (ii) evidence that the transactions contemplated under the Term B Loan Financing Agreements have been consummated prior to or contemporaneously with the execution of this Amendment;

(g)  Agent shall have received, in form and substance satisfactory to Agent, a true, correct and complete copy of an amendment to the WHX Subordinated Note Documents, duly authorized, executed and delivered by Bairnco and WHX providing for, among other things, the extension of the maturity date of the Indebtedness of Bairnco to WHX thereunder to a date not earlier than September 30, 2013 and such other matters as Agent shall reasonably request;

(h)  Agent shall have received, in form and substance satisfactory to Agent, a certificate, dated of even date herewith, of the chief financial officer of Parent, stating that immediately after giving effect to the transactions contemplated to occur under this Amendment and the Term B Loan Financing Agreements, on the date hereof, each Borrower, H&H Canada and Atlantic (on a stand-alone basis) is Solvent;

(i)  Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments, estoppels and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Amendment and the other Financing Agreements executed and delivered in connection herewith or related hereto (collectively, the “Amendment Documents”); and

(j)  no Default or Event of Default shall exist or shall have occurred and be continuing immediately before and after giving effect hereto.

15.  Post-Closing Covenants.  In addition to all other terms, conditions and provisions set forth in this Amendment and in the other Amendment Documents, Borrowers and Guarantors shall perform or cause to be performed the following covenants or shall deliver or cause to be delivered to Agent, as soon as possible, but in any event no later than the date referred to below with respect to each such item (or such later date as Agent shall agree in writing), the following:

(a)  on or before October 14, 2011, Borrowers shall deliver to Agent, in form and substance satisfactory to Agent, a valid and effective pro forma endorsement to the title insurance policy with respect to the Mortgage by Indiana Tube in favor of Agent in respect of the Real Property located in Evansville, Indiana; and

(b)  on or before November 14, 2011, Borrowers shall deliver to Agent, in form and substance satisfactory to Agent, Deposit Account Control Agreement(s) by and among Wells Fargo, Agent, Term B Loan Agent and each applicable Borrowing Base Party with respect to the Blocked Accounts of Borrowing Base Parties maintained at Wells Fargo, duly authorized, executed and delivered by Agent, Term B Loan Agent and each applicable Borrowing Base Party.

16.  Representations and Warranties.  Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment), the truth and accuracy of which representations and warranties are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

(a)  each Borrower and Guarantor is duly organized and in good standing under the laws of its jurisdiction of incorporation or formation and each Borrower and Guarantor is duly qualified as a foreign corporation, limited liability company or trust and is in good standing in all states, provinces or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect, and each of Orne Street Trust, 28 Grant Street Trust and 20 Grant Street Trust is duly organized under the laws of the Commonwealth of Massachusetts;

(b)  this Amendment and each of the other Amendment Documents has been duly authorized, executed and delivered by all necessary action on the part of each Borrower and Guarantor and, if necessary, its stockholders or holders of beneficial interests, as applicable, and is in full force and effect as of the date hereof, and the agreements and obligations of each Borrower and Guarantor contained herein and therein constitute the legal, valid and binding obligations of such Borrower or Guarantor, enforceable against it in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles;

(c)  the execution, delivery and performance of this Amendment and each of the other Amendment Documents: (i) are all within each Borrower’s and Guarantor’s corporate, limited liability company or trust powers and (ii) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation or formation, by laws, operating agreement, trust agreement, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound (including, without limitation, the Term B Loan Financing Agreements, the Subordinated Note Documents and the WHX Subordinated Note Documents);

(d)  neither the execution and delivery of this Amendment and the other Amendment Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the provisions hereof or thereof (i) has resulted in or shall result in the creation or imposition of any Lien upon any of the Collateral; (ii) has resulted in or shall result in the incurrence, creation or assumption of any Indebtedness of any Borrower or Guarantor; (iii) has violated or shall violate any applicable laws or regulations or any order or decree of any court or Governmental Authority in any respect; (iv) does or shall conflict with or result in the breach of, or constitute a default in any respect under any material mortgage, deed of trust, security agreement, agreement or instrument to which any Borrower or Guarantor is a party or may be bound (including without limitation the Term B Loan Financing Agreements, the Subordinated Note Documents and the WHX Subordinated Note Documents), and (v) violates or shall violate any provision of the certificate of incorporation or formation, by-laws, trust agreement or other organizational documentation of any Borrower or Guarantor;

(e)  no action of, or filing with, or consent of any Governmental Authority, and no consent, waiver or approval of any other third party (including, without limitation, Term B Loan Agent, Term B Loan Lenders, Subordinated Note Trustee, Subordinated Noteholders and/or WHX) that has not been obtained is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment or any of the other Amendment Documents;

(f)  all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date; and

(g)  after giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing on the date hereof.

17.  Effect of this Agreement.  Except as expressly amended pursuant hereto, no other changes, waivers or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.  To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

18.  Further Assurances.  Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be requested by Agent to effectuate the provisions and purposes hereof.

19.  Governing Law.  The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto or thereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

20.  Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

21.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

AGENT AND LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By:	/s/ Sang H. Kim
	Name:	Sang H. Kim
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Cynthia G. Stannard
	Name:	Cynthia G. Stannard
	Title:	Sr. Vice President

[SIGNATURE PAGES CONTINUE ON NEXT PAGE]

[SIGNATURE PAGES CONTINUED FROM PREVIOUS PAGE]

BORROWERS

HANDY & HARMAN GROUP LTD.
HANDY & HARMAN
OMG, INC.
CAMDEL METALS CORPORATION
CANFIELD METAL COATING CORPORATION
CONTINENTAL INDUSTRIES, INC.
INDIANA TUBE CORPORATION
LUCAS-MILHAUPT, INC.
MICRO-TUBE FABRICATORS, INC.
MARYLAND SPECIALTY WIRE, INC.
HANDY & HARMAN TUBE COMPANY, INC.
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION
OCMUS, INC.
OMG ROOFING, INC.
OMNI TECHNOLOGIES CORPORATION OF DANVILLE
BAIRNCO CORPORATION
ARLON LLC
ARLON VISCOR LTD.
ARLON SIGNTECH, LTD.
KASCO CORPORATION
SOUTHERN SAW ACQUISITION CORPORATION

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Senior Vice President

[SIGNATURE PAGES CONTINUE ON NEXT PAGE]

[SIGNATURE PAGES CONTINUED FROM PREVIOUS PAGE]

GUARANTORS

HANDY & HARMAN OF CANADA, LIMITED
HANDY & HARMAN INTERNATIONAL, LTD.
ELE CORPORATION
ALLOY RING SERVICE, INC.
DANIEL RADIATOR CORPORATION
H&H PRODUCTIONS, INC.
HANDY & HARMAN AUTOMOTIVE GROUP, INC.
HANDY & HARMAN PERU, INC.
KJ-VMI REALTY, INC.
PAL-RATH REALTY, INC.
PLATINA LABORATORIES, INC.
SHEFFIELD STREET CORPORATION
SWM, INC.
WILLING B WIRE CORPORATION
ARLON PARTNERS, INC.
ARLON MED INTERNATIONAL LLC
ARLON ADHESIVES & FILMS, INC.
KASCO MEXICO LLC

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Senior Vice President

THE 7 ORNE STREET NOMINEE TRUST THE 28 GRANT STREET NOMINEE TRUST 20 GRANT STREET NOMINEE TRUST

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
Title:

ATLANTIC SERVICE COMPANY, LIMITED

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Treasurer